As filed with the Securities and Exchange Commission on August 23, 2013

Registration No. 333-73244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Keynote Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Delaware	94-3226488
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

777 Mariners Island Boulevard

San Mateo, California 94404

(Address of principal executive offices, including zip code)

1999 Equity Incentive Plan

1999 Employee Stock Purchase Plan

(Full title of the plans)

Curtis Smith

Chief Financial Officer
Keynote Systems, Inc.
777 Mariners Island Boulevard

San Mateo, California 94404

 (650) 403-2400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Matthew Quilter, Esq.

Jeffrey Vetter, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California St.

Mountain View, California 94041

 (650) 988-8500

(Counsel to the Registrant)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Keynote Systems, Inc., a Delaware corporation (the “Registrant”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-73244, which was filed with the SEC on November 13, 2001 (the “Registration Statement”) and which registered for issuance under the Registrant’s 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan a total of 3,086,391 shares of common stock, par value $0.001 per share, of the Registrant.

On August 22, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 2013, among the Registrant, Hawaii Parent Corp., a Delaware corporation (“Parent”), and Hawaii Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).  As a result of the Merger, all outstanding shares of common stock of the Registrant were converted into the right to receive $20.00 per share in cash.  In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement pursuant to Rule 415 to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Keynote Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 23rd day of August 2013.

KEYNOTE SYSTEMS, INC.

By:	/s/ Curtis H. Smith
Curtis H. Smith
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.